Exhibit 99.1

The St. Joe Company Reports Full Year and Fourth Quarter 2009 Results

Company Aggressively Pursues Pre-Development on Land Adjacent to New Airport

JACKSONVILLE, Fla.--(BUSINESS WIRE)--February 23, 2010--The St. Joe Company (NYSE:JOE) today announced a Net Loss for the full year ended 2009 of $(130.0) million, or $(1.42) per share, compared to a Net Loss of $(35.9) million, or $(0.40) per share, for the year ended 2008. Included in the 2009 results were significant pre-tax charges of $163.1 million, or $1.07 per share after tax, compared to pre-tax charges of $109.5 million, or $0.69 per share after tax, in the year ended 2008. All per-share references in this release are presented on a diluted basis.

St. Joe’s President and CEO Britt Greene stated, “2009 was marked by many St. Joe accomplishments during a very turbulent economic year for the country. We significantly strengthened our balance sheet, reduced overhead costs and increased our financial flexibility. We also focused our efforts on positioning the Company to benefit from the May 2010 opening of the new Northwest Florida Beaches International Airport. We are energized by the significant opportunities the airport will present since it is surrounded by some of St. Joe’s most valuable land holdings.”

Full Year Highlights

  Completed the sales of non-strategic assets generating significant cash and tax receivables as well as reducing holding costs. Dispositions included:
    Remaining assets at Victoria Park in DeLand, Florida.
    St. Johns Golf & Country Club near Jacksonville, Florida.
    Remaining homes at Artisan Park in Celebration, Florida.
    SevenShores condominium project in Bradenton, Florida.
    Homes and homesites in North and South Carolina in connection with the satisfaction of our Saussy Burbank notes receivable.
  Generated $57.5 million of revenue from residential real estate sales.
  Sold 29 acres of commercial land for $6.6 million, or over $227,000 per acre.

  Sold 6,967 acres of rural land for $14.3 million, or over $2,050 per acre.
  Increased the Company’s cash position by $48.3 million to $163.8 million and reduced debt by $10.1 million as compared to December 31, 2008.
  Annuitized approximately $93 million of pension plan liabilities by transferring approximately $101 million of the plan assets to an insurance company.
  Extended the maturity date of the Company’s revolving credit facility to September 19, 2012 and increased the commitments to $125 million from $100 million.
  Led the regional effort to facilitate Southwest Airlines’ decision to launch service at the new Northwest Florida Beaches International Airport.
  Announced agreements with The Haskell Company, TranSystems Corporation and CB Richard Ellis Group, Inc. to masterplan and market for joint venture, lease or sale certain St. Joe land adjacent to the new airport.

Northwest Florida Beaches International Airport

St. Joe and Southwest Airlines have announced a strategic alliance providing for the commencement of low-fare air service to the new Northwest Florida Beaches International Airport scheduled to open on May 23, 2010. The new airport is surrounded by 71,000 acres (28,700 hectares) that St. Joe owns within the West Bay Sector Plan, a large mixed-use master-planned project located in Bay County in Northwest Florida.

Southwest Airlines’ service will include two daily non-stop flights between the new airport and each of Houston, Nashville, Orlando and Baltimore-Washington DC. In addition to the eight daily non-stop flights, Southwest Airlines will offer direct or connecting service to more than 60 destinations from the new airport, including Dallas, San Antonio, Chicago, St. Louis, Ft. Lauderdale, Tampa, New York LaGuardia and Providence.

In 2009, final approval was granted to the local airport authority by the Federal Aviation Administration to extend the runway to 10,000 feet. This extension allows for commercial trans-Atlantic flights and European charters as well as larger commercial cargo planes. The extension was completed in January 2010 and the FAA has finished its flight operations testing.

St. Joe continues its pre-development activity on 1,000 acres (400 hectares) within the West Bay Sector Plan adjacent to the new airport. The master plan is complete and the infrastructure design is in final engineering. It has been designed to accommodate office, retail, industrial and hotel uses, and construction on the Phase 1 infrastructure is slated to begin in the second quarter of 2010.

Liquidity and Balance Sheet

At December 31, 2009, St. Joe had cash of $163.8 million and pledged treasury securities of $27.1 million, along with debt of only $39.5 million, $27.1 million of which is defeased debt. The majority of the Company’s tax receivable of $62.4 million is expected to be received in the second half of 2010. St. Joe’s $125 million revolving credit facility remained undrawn at December 31, 2009.

“In 2009, we successfully continued our efforts to reduce capital expenditures, eliminate expenses and increase our financial flexibility,” said William S. McCalmont, St. Joe’s Executive Vice President and CFO. “Our liquidity position has been enhanced due to the utilization of our tax-loss carryback strategy, the sales of non-strategic assets, the disposition of aging home inventories and the successful renegotiation and extension of our corporate credit facility. For 2010 and beyond, we are well positioned to maximize the opportunities that the opening of the new Northwest Florida Beaches International Airport will provide.”

Capital expenditures for the full year 2009 were $18.4 million, compared to $34.7 million for the same period in 2008, a reduction of 47 percent. In addition, St. Joe incurred cash overhead costs of $57.6 million for the full year 2009, compared to $81.7 million for the same period in 2008, a 30 percent reduction.

Land Holdings and Land Use Entitlements

On December 31, 2009, St. Joe owned approximately 577,000 acres, concentrated primarily in Northwest Florida. Approximately 405,000 acres, or 70 percent of the Company’s total land holdings, are within 15 miles of the coast of the Gulf of Mexico.

On December 31, 2009, St. Joe’s land-use entitlements in hand or in process totaled approximately 31,600 residential units and approximately 11.6 million square feet of commercial space, as well as an additional 646 acres with land-use entitlements for commercial uses.

Fourth Quarter 2009 Financial Results

For the fourth quarter of 2009, St. Joe had a Net Loss of $(59.3) million, or $(0.65) per share, which included pre-tax charges of $84.0 million, or $0.56 per share after tax. This compares to a Net Loss of $(27.9) million, or $(0.31) per share, for the fourth quarter of 2008, which included pre-tax charges of $57.9 million, or $0.36 per share after tax.

St. Joe’s fourth quarter earnings included $73.3 million of pre-tax, non-cash impairment charges including $67.8 million related to the sale of the remaining assets at Victoria Park ($6.9 million recorded in discontinued operations), $3.5 million related to the sale of the St. Johns Golf & Country Club (recorded in discontinued operations), $1.1 million related to the sale of the assets acquired in connection with the settlement of our Saussy Burbank notes receivable, $0.8 million associated with various homes and homesites and $0.1 million associated with a builder note receivable. The Company also wrote-off $7.2 million of capitalized costs related to abandoned development plans in certain of our projects and incurred a restructuring charge of $3.5 million related to one-time termination benefits.

FINANCIAL DATA
($ in millions except per share amounts)
Consolidated Results

	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2009	2008	2009	2008
Revenues
Real estate sales	$25.8	$33.1	$78.8	$194.5
Resort and clubs revenue	4.7	4.9	29.7	32.8
Timber sales	6.2	6.7	26.6	26.6
Other revenues	0.4	0.6	3.2	4.2
Total revenues	37.1	45.3	138.3	258.1
Expenses
Cost of real estate sales	22.3	4.9	60.4	53.1
Cost of resort and clubs revenue	6.3	7.3	32.3	38.5
Cost of timber sales	4.3	5.1	19.1	19.8
Cost of other revenues	0.4	0.4	2.2	3.1
Other operating expenses	7.9	10.4	40.0	53.5
Corporate expense, net	5.8	5.8	24.3	29.9
Restructuring charges	3.5	--	5.4	4.3
Impairment losses	70.1	55.8	102.7	60.4
Pension settlement charge	0.7	2.3	46.1	4.3
Depreciation and amortization	3.6	3.7	15.1	16.0
Total expenses	124.9	95.7	347.6	282.9
Operating profit (loss)	(87.8)	(50.4)	(209.3)	(24.8)
Other income (expense)	0.9	2.0	4.2	(36.6)
Pretax income (loss) from continuing operations	(86.9)	(48.4)	(205.1)	(61.4)
Income tax (expense) benefit	34.1	21.3	81.2	26.6
Equity (loss) in income of unconsolidated affiliates	(0.1)	(0.1)	(0.1)	(0.3)
Discontinued operations, net of tax	(6.4)	(1.0)	(6.8)	(1.6)
Net (loss) income	(59.3)	(28.2)	(130.8)	(36.7)
Less: Net loss attributable to non-controlling interest	--	0.3	0.8	0.8
Net (loss) income attributable to The St. Joe Company	$(59.3)	$(27.9)	$(130.0)	$(35.9)
Net (loss) income per share	$(0.65)	$(0.31)	$(1.42)	$(0.40)

Weighted average shares	91,578,422	91,315,311	91,412,398	89,550,637
Revenues by Segment

	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2009	2008	2009	2008
Residential
Real estate sales	$19.9	$2.8	$57.5	$28.6
Resort and clubs revenue	4.7	4.9	29.7	32.4
Other revenues	0.3	0.6	2.7	4.5
Total Residential	24.9	8.3	89.9	65.5
Commercial
Real estate sales	4.5	0.8	7.0	3.9
Other revenues	0.1	--	0.5	0.1
Total Commercial	4.6	0.8	7.5	4.0
Rural Land sales	1.4	29.5	14.3	162.0
Forestry sales	6.2	6.7	26.6	26.6
Total revenues	$37.1	$45.3	$138.3	$258.1

Summary Balance Sheet

	December 31, 2009	December 31, 2008
Assets
Investment in real estate	$749.5	$890.6
Cash and cash equivalents	163.8	115.5
Notes receivable	11.5	50.1
Pledged treasury securities	27.1	28.9
Prepaid pension asset	42.3	42.0
Property, plant and equipment, net	15.3	19.8
Income tax receivable	62.4	32.3
Other assets	26.2	35.1
Assets held for sale	--	4.0
Total assets	$1,098.1	$1,218.3

Liabilities and Equity
Debt	$39.5	$49.6
Accounts payable, accrued liabilities	105.0	115.2
Deferred income taxes	58.3	61.5
Liabilities of assets held for sale	--	0.6
Total liabilities	202.8	226.9
Total equity	895.3	991.4
Total liabilities and equity	$1,098.1	$1,218.3

Debt Schedule

	December 31, 2009	December 31, 2008
Defeased debt	$27.1	$28.9
Community Development District debt	12.4	11.9
Various notes secured by certain real estate	--	8.8
Total debt	$39.5	$49.6

Cash Overhead

	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2009	2008	2009	2008

Other operating expenses	$7.9	$10.4	$40.0	$53.5
Corporate expense	5.8	5.8	24.3	29.9
Total GAAP overhead	13.7	16.2	64.3	83.4
Plus overhead capitalized	0.3	0.7	1.8	5.4
Less non-cash overhead	(2.0)	(0.9)	(8.5)	(7.1)
Total cash overhead	$12.0	$16.0	$57.6	$81.7

Cash overhead is a non-GAAP financial measure. We believe this information is useful to investors in understanding the underlying operational performance of the Company, its business and performance trends. Specifically, we believe that the reduction in total cash overhead shows investors the cash savings achieved by management through various restructuring and cost-saving initiatives. Although we believe disclosure of total cash overhead enhances investors’ understanding of our business and performance, this non-GAAP financial measure should not be considered an alternative to GAAP basis financial measures.

Other Operating and Corporate Expenses

	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2009	2008	2009	2008
Employee costs	$4.8	$6.5	$23.8	$34.4
Non-cash stock compensation costs	2.3	2.7	8.7	11.6
Marketing and homeowner association cost	1.7	1.5	5.6	10.3
Occupancy repairs and maintenance	1.2	1.9	5.8	9.5
Professional fees	1.7	2.2	7.7	9.9
Taxes and insurance	1.8	3.1	12.3	15.4
Other	0.8	1.0	3.6	4.4
Pension (income)	(0.3)	(2.0)	(1.4)	(6.7)
Capitalized costs	(0.3)	(0.7)	(1.8)	(5.4)
Total other operating and corporate expense	$13.7	$16.2	$64.3	$83.4

Additional Information

Additional information with respect to the Company’s results for 2009 will be available in a Form 10-K that will be filed with the Securities and Exchange Commission today.

Conference Call Information

On February 23, 2010, at 10:30 a.m. (EST), St. Joe will host a conference call to review the Company’s results for the fourth quarter and full year ended December 31, 2009.

To participate in the call, please phone 888.208.1711 (for domestic calls) or 913.312.0411 (for international calls) approximately ten minutes before the scheduled start time. You will be asked for a confirmation code which is 9921384. The Company will also webcast the conference call in a listen-only format on its website at www.joe.com.

Following the call, you may access a replay of the call by phoning 888.203.1112 (for domestic calls) or 719.457.0820 (for international calls) using access code 9921384. A webcast archive of the conference call will be posted to the Company’s website approximately 90 minutes following the call. Access to the replay and the website will be available until March 2, 2010.

About St. Joe

The St. Joe Company, a publicly held company based in Jacksonville, is one of Florida's largest real estate development companies and Northwest Florida's largest private landowner. St. Joe is primarily engaged in real estate development and sales, with significant interests in timber. More information about the Company can be found on its website at www.joe.com.

Forward-Looking Statements

We have made forward-looking statements in this release pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts are forward-looking statements. You can find many of these forward-looking statements by looking for words such as “intend”, “anticipate”, “believe”, “estimate”, “expect”, “plan”, “should”, “forecast” or similar expressions. In particular, forward-looking statements include, among others, statements about the following:

  future operating performance, revenues, earnings and cash flows;
  future residential and commercial demand, opportunities and entitlements;
  development approvals and the ability to obtain such approvals, including possible legal challenges;
  the number of units or commercial square footage that can be supported upon full build out of a development;
  the number, price and timing of anticipated land sales or acquisitions;
  estimated land holdings for a particular use within a specific time frame;
  the levels of resale inventory in our developments and the regions in which they are located;
  the development of relationships with strategic partners, including commercial developers and homebuilders;
  future amounts of capital expenditures;
  the amount and timing of future tax refunds;
  timeframes for future construction and development activity; and
  the projected completion, opening, operating results and economic impact of the new international airport in Northwest Florida, as well as the timing and availability of air service at the new airport.

Forward-looking statements are not guarantees of future performance. You are cautioned not to place undue reliance on any of these forward-looking statements. These statements are made as of the date hereof based on our current expectations, and we undertake no obligation to update the information contained in this release. New information, future events or risks may cause the forward-looking events we discuss in this release not to occur.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include the risk factors described in our annual report on Form 10-K and our quarterly reports on Form 10-Q, as well as, among others, the following:

  a continued downturn in the real estate markets in Florida and across the nation;
  a continued crisis in the national financial markets and the financial services and banking industries;
  a continued decline in national economic conditions;
  economic conditions in Northwest Florida, Florida as a whole and key areas of the southeastern United States that serve as feeder markets to our Northwest Florida operations;
  availability of mortgage financing, increases in foreclosures and increases in interest rates;
  changes in the demographics affecting projected population growth in Florida, including the demographic migration of Baby Boomers;
  the inability to raise sufficient cash to enhance and maintain our operations and to develop our real estate holdings;
  an event of default under our credit facility or the restructuring of such debt on terms less favorable to us;
  possible future write-downs of the book value of our real estate assets and notes receivable;
  the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes;
  the failure to attract homebuilding customers for our developments, or their failure to satisfy their purchase commitments;
  the failure to attract desirable strategic partners, complete agreements with strategic partners and/or manage relationships with strategic partners going forward;
  natural disasters, including hurricanes and other severe weather conditions, and the impact on current and future demand for our products in Florida;
  whether our developments receive all land-use entitlements or other permits necessary for development and/or full build-out or are subject to legal challenge;
  local conditions such as the supply of homes and homesites and residential or resort properties or a decrease in the demand for real estate in an area;
  timing and costs associated with property developments;

  the pace of commercial and economic development in Northwest Florida;
  competition from other real estate developers;
  decreases in pricing of our products and the related profit margins;
  increases in operating costs, including real estate taxes and the cost of construction materials;
  changes in the amount or timing of federal and state income tax liabilities resulting from either a change in our application of tax laws, an adverse determination by a taxing authority or court, or legislative changes to existing laws;
  the failure to realize significant improvements in job creation and public infrastructure in Northwest Florida, including the expected economic impact of the new airport under construction in Northwest Florida;
  the failure of Southwest Airlines to commence service upon the opening of the new airport, or the subsequent reduction or termination of such service;
  potential liability under environmental laws or other laws or regulations;
  changes in laws, regulations or the regulatory environment affecting the development of real estate;
  potential liability relating to construction defects;
  fluctuations in the size and number of transactions from period to period;
  the prices and availability of labor and building materials;
  increases in homeowner insurance rates and deductibles for property in Florida, particularly in coastal areas, and decreases in the availability of property insurance in Florida;
  high property tax rates in Florida, and future increases in such rates;
  significant tax payments arising from any acceleration of deferred taxes;
  possible negative effects from oil or natural gas drilling, if permitted off the coast of Northwest Florida;
  increases in gasoline prices; and
  acts of war, terrorism or other geopolitical events.

The foregoing list is not exhaustive and should be read in conjunction with other cautionary statements contained in our periodic and other filings with the Securities and Exchange Commission.

© 2010, The St. Joe Company. “JOE,” “St. Joe” and the "Taking Flight" design are service marks of The St. Joe Company.

CONTACT:
St. Joe
Investor Contact:
David Childers, 904-301-4302
dchilders@joe.com
or
Media Contact:
ICR, LLC.
James McCusker, 203-682-8245
jmccusker@icrinc.com